PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Pro Forma Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	November 1,	November 2,	November 1,	November 2,
	2009	2008	2009	2008
Reconciliation of GAAP to Pro Forma Net Loss
GAAP net income (loss)	$1,241	$235	$(41,910)	$(210,765)
(a) Consolidation and restructuring charges, net of tax	626	367	12,913	367
(b) Gain on sale of building, net of tax	(1,474)	-	(1,474)	-
(c) Deferred financing fees net of interest savings, net of tax	2,942	-	2,942	-
(d) Warrant mark-to-market (gains)/charges, net of tax	(6,544)	-	304	-
(e) Primarily goodwill and long-lived assets impairment, net of tax	-	-	1,050	199,177
Pro forma net income (loss)	$(3,209)	$602	$(26,175)	$(11,221)

	Three Months Ended		Year Ended
	November 1,	November 2,	November 1,	November 2,
	2009	2008	2009	2008
Reconciliation of GAAP Pro Forma Net Income/Loss
Applicable to Common Shareholders
GAAP weighted average number of diluted shares outstanding	48,907	41,996	43,210	41,658
(f) Adjustment to exclude equivalent shares issued September 16, 2009	(5,603)	-	(1,401)	-
Pro forma weighted average number of diluted shares outstanding	43,304	41,996	41,809	41,658

Net income (loss) per diluted share
GAAP	$(0.11)	$0.01	$(0.97)	$(5.06)
Pro forma	$(0.07)	$0.01	$(0.63)	$(0.27)

(a)	Includes charges related to announced restructurings in China and United Kingdom.

(b)	Represents net gain recognized on sale of Manchester, United Kingdom facility.

(c)	Represents write-off of deferred financing fees of $3.7 million recorded in interest expense as a result of reduced debt offset by $0.8 million of reduced interest expense resulting from the $98 million debt repayment with the proceeds of the common stock and senior unsecured debt issuance.

(d)	Represents market value impact of outstanding warrants and the clawback of 1.2 million warrants ($6.0 million) both of which are recorded in other income.

(e)	Represents goodwill and long-lived assets impairment charge, net of tax

(f)	Adjustment to reflect the excluded impact on weighted average shares outstanding during quarter and year of the equivalent shares issued on September 16, 2009.